Exhibit 99.1

             CHARTER FINANCIAL REPORTS FY05 NET INCOME INCREASES 39%

                 -- EPS Climbs To $0.58 From $0.42 In Prior Year

            -- Loan Balances Increase $40.7 Million To $356.8 Million

WEST POINT, Ga., Nov. 9 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today reported fiscal 2005 net income climbed approximately 39 percent to $11.4 million, or $0.58 per share, from $8.2 million, or $0.42 per share, a year earlier. Net income for the quarter ended September 30, 2005, was $2.8 million, or $0.14 per share, compared with $2.4 million, or $0.12 per share, for the prior year period.

The increase in net income for the year was attributed to a $1.2 million improvement in net interest income and a $4.5 million increase in noninterest income. The increase in noninterest income resulted from an increased gain on the sale of Freddie Mac stock and the improvement in net interest income was from growth in the loan portfolio. These increases to net income were partially offset by increases of $1.1 million in noninterest expense and $1.3 million in tax expense.

Building Retail Bank Franchise

"We made significant progress in building our retail franchise and improving the resulting earnings," said Robert L. Johnson, president and chief executive officer. "We increased our net loans receivable by $40.7 million to $356.8 million, which contributed to the increase in net interest income of $1.2 million. Deposit fees also increased by seven percent to $2.7 million for the year from $2.5 million for the prior year. This was consistent with the fourth quarter, when deposit fees increased to $745,000 from $689,000 for the fourth quarter last year. We have started construction on a replacement branch for our downtown Opelika branch. The new branch will be more convenient and accessible for our customers."

Capital Management

Johnson pointed out that Charter Financial continued to manage its capital by investing in a second branch in LaGrange and consolidating its management and support staff in one facility. The company also paid dividends that totaled $3.20 per share during the year compared with $1.10 per share the prior year. Charter Financial increased its regular quarterly cash dividend to $0.35 per share in the third quarter from $0.25 per share. The company also paid a $2.00 special dividend during the year.

Managing Freddie Mac Common Stock

During the year, the company recognized $525,000 in income from covered calls on Freddie Mac common stock compared with $149,000 in the prior year. Sales resulting from exercises of covered calls generated gains of $6.1 million compared with $2.1 million in fiscal 2004.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation and its subsidiary, CharterBank, are in a mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain "forward-looking statements" that may be identified by use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data (in thousands except share data):

                                 September 30,   September 30,     June 30,
                                     2005            2004            2005
                                 -------------   -------------   -------------
                                                   Unaudited
Total Assets                     $   1,050,570   $   1,068,201   $   1,081,518
Loans Receivable, Net                  356,808         316,151         338,201
Mortgage Securities Available
 for Sale                              358,461         378,357         379,886
Freddie Mac Common Stock               254,776         300,430         295,981
Other Investment Securities             17,712          22,157           9,951
Retail Deposits                        250,391         245,463         237,799
Core Deposits                          131,361         129,349         126,647
Total Deposits                         320,129         279,575         291,773
Deferred Income Taxes                   92,143         111,603         109,641
Borrowings                             382,336         392,789         395,817
Realized Stockholders' Equity*          93,825          92,141          91,530
Accumulated Other
 Comprehensive Income**                149,405         180,359         177,238

Total Equity                           243,230         272,500         268,768

Book Value per Share             $       12.31   $       13.80   $       13.60
Tangible Book Value per Share            12.02           13.49           13.31

Minority Shares Outstanding          3,904,492       3,893,642       3,900,442
Total Shares Outstanding
 - at Quarter End                   19,762,416      19,751,566      19,758,366
Weighted Average Total Shares
 Outstanding - Basic                19,523,748      19,437,613      19,521,693
Weighted Average Total Shares
 Outstanding - Fully Diluted        19,569,097      19,478,037      19,570,164

*  Includes Total Stockholders Equity less Accumulated Other Comprehensive
   Income.
** Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of
   38.6%

Selected Operating Data (in thousands except share data):

                                                        Three months ended
                           Year Ended          ------------------------------------
                          September 30,             September 30,
                     -----------------------   -----------------------    June 30,
                        2005         2004         2005         2004         2005
                     ----------   ----------   ----------   ----------   ----------
                                               Unaudited
Total Interest
 Income              $   44,689   $   38,813   $   11,530   $   10,239   $   11,422
Total Interest
 Expense                 21,782       17,068        5,831        4,549        5,610
  Net Interest
   Income                22,907       21,745        5,699        5,690        5,812
Provision for
 Loan Losses                 75           30           75            -            -
  Net Interest
   Income after
   Provision for
   Loan Losses           22,832       21,715        5,624        5,690        5,812
Noninterest
 Income                  10,966        6,508        2,871        1,987        3,108
Noninterest
 Expense                 18,269       17,156        4,603        4,361        4,535
  Income before
   Income Taxes          15,529       11,067        3,892        3,316        4,385
Income Tax Expense
 (Benefit)                4,116        2,850        1,075          892        1,176
  Net Income         $   11,413   $    8,217   $    2,817   $    2,424   $    3,209

Earnings per
 Share               $     0.58   $     0.42   $     0.14   $     0.12   $     0.16
Earnings per Share
 - Fully Diluted           0.58         0.42         0.14         0.12         0.16
Cash Dividends
 per Share***              3.20         1.10         0.35         0.25         0.35

Net Charge-offs
 (Recoveries)               537          187          269           15           28
Deposit Fees              2,726        2,549          745          689          679
Gain on Sale of
 Loans                      884        1,152          254          255          196
Gain on Sale of
 Freddie Mac
 Common Stock             6,085        2,113        1,603          988        1,906
Gain (Loss) on
 Covered Calls
 Related to
 Freddie Mac
 Common Stock               525          149           76           11          141

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

                                                                  Three months ended
                                   Year Ended           --------------------------------------
                                  September 30,               September 30,
                            ------------------------    ------------------------     June 30,
Performance Ratios:            2005          2004          2005          2004          2005
-------------------------   ----------    ----------    ----------    ----------    ----------
                                                        Unaudited
Return on Equity                  4.23%         3.23%         4.28%         3.59%         4.89%
Return on Assets                  1.06          0.79          1.06          0.90          1.19
Net Interest Margin               2.18          2.14          2.21          2.17          2.22
Loan Loss Reserve as a
 % of Total Loans                 1.69          2.05          1.69          2.05          1.84
Loan Loss Reserve as a %
 of Nonperforming Assets        118.56        104.83        118.56        104.83        104.50
Nonperforming Assets as a
 % of Total Loans and
 REO                              1.42          1.95          1.42          1.95          1.75
Net Chargeoffs
 (Recoveries) as a % of
 Average Loans                    0.16          0.06          0.08          0.01          0.01
Nonperforming Assets to
 Total Assets                     0.49          0.59          0.49          0.59          0.56
Bank Core Capital Ratio           9.86          9.46          9.86          9.46          9.86
Dividend Payout Ratio            98.56         46.02         43.70         36.03         38.36
Effective Tax Rate
 Expense (Benefit)               26.51         25.75         27.61         26.91         26.81

SOURCE  Charter Financial Corporation
    -0-                             11/09/2005
    /CONTACT: Robert L. Johnson, President & CEO, of Charter Financial Corporation, +1-706-645-1391, bjohnson@charterbank.net ; or Mike Arneth, marneth@tirc.com , or Woody Wallace, wwallace@tirc.com , both of The Investor Relations Company, +1-847-296-4200/